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                                                          EXHIBIT 10.22

July 23, 1998

Mr. Victor Liang
6233 NE 191st Street
Seattle, WA  98155

Dear Victor:

On behalf of Metawave Communications Corporation, it is my pleasure to offer you the position of Senior Vice President of Metawave Communications as detailed in this letter. You will also be the President of the entity we will establish to develop the Company's GSM products. You will report directly to me with a start date of July 20, 1998.

Base compensation for your duties will be $190,000 per year, equivalent to $7,307.69 per pay period, subject to federal income tax and other normal withholding. Metawave has a bi-weekly payroll schedule with pay days on every other Thursday. Your target bonus will be equal to 30% of your base annual salary and will be pro-rated for 1998.

Metawave is prepared to assist you in your move from Seattle to Taiwan by paying reasonable costs of relocation for you and your family.

You are eligible for our Medical, Dental and Life insurance starting on the first day of the month following or equivalent to your hire date. The scheduled effective date for your insurance plans is August 1, 1998. You are also eligible to participate in our 401(K) program, with an enrollment date of October 1, 1998. These programs are, of course, subject to change. A summary outlining the Metawave benefit package is enclosed.

Your performance and salary will be reviewed once per year. Your first review will occur in January, 1999 and any salary adjustment will be effective January 1, 1999. Since you will have been employed less than one year, any salary increase will be prorated based on the length of time from your date of hire.

A recommendation will be made to the Board of Directors that you be granted an option to purchase 300,000 shares of Metawave common stock at the price determined by the Board of Directors at the next Board Meeting following your first date of employment. Of these 300,000 shares, 150,000 will vest in accordance with the Company's normal vesting schedule which is one quarter of the shares vesting on the first anniversary of your first date of employment, and the remaining three quarters will vest on a monthly basis over the next three (3) subsequent years. The remaining 150,000 options will vest 100% on the seventh anniversary date of your first date of employment. However, accelerated vesting may occur with respect to 50% of these options in the year 2000, and 50% in the year 2001, upon the achievement of certain mutually agreed objectives for the years 2000 and 2001.

It is the policy of Metawave that employees not disclose nor use any confidential information from prior employment while employed by Metawave. If you have entered into specific Non-Disclosure agreements, non-competitive agreements, or any other agreements with any previous employer that might affect or restrict your employment with us, please provide us with a copy so that we can ensure that both you and Metawave abide by the terms thereof.

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Page 2
Mr. Victor Liang
July 23, 1998

Employment with Metawave is at the mutual consent of each employee and the company. Accordingly, while Metawave has every expectation that employment relationships will be mutually beneficial and rewarding, both you and Metawave retain the right to terminate the employment relationship at will, at any time, with or without cause.

In the event that the Company terminates your employment without cause within the first two years, you will receive a lump sum severance payment within 30 days of such termination equal to six months' base salary [***], in exchange for executing the normal severance release agreement.

This offer represents the entire offer of Metawave and supersedes any prior verbal or written agreements. As a condition of your employment, you are required to sign a copy of the enclosed Confidentiality Agreement (which should be returned to Human Resources). You will be required to provide your proof of identification and your proof of your right to work in the United States to Human Resources by your third day of employment.

Victor, we are excited about you joining our team and we hope you will be able to achieve both your personal and professional objectives here at Metawave. If I can answer any questions, please feel free to call me at (425)702-5623.

Please sign below and return the original to Human Resources. The copy is for your records.


Welcome aboard!

Sincerely,

METAWAVE COMMUNICATIONS CORPORATION

/s/ Bob Hunsberger
_____________________________________
Bob Hunsberger
Chief Executive Officer

This will acknowledge my acceptance of this offer of employment.

/s/ Victor Liang
_____________________________________
Victor Liang

July 23, l998
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Date